Exhibit 99.1
LHC GROUP ANNOUNCES SECOND QUARTER AND FIRST HALF 2006 FINANCIAL
RESULTS
Quarterly Net Service Revenue Increases 37.8% to a Record $49.6 Million
Net Income Increases to $4.4 Million, EPS is $0.27
LAFAYETTE, LA, August 8, 2006 — LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets in the southern United States, announced today its financial results for the second quarter and first half of 2006.
Second Quarter Results
Net service revenue for the second quarter ended June 30, 2006, reached a record $49.6 million, an increase of 37.8%, from $36.0 million in 2005. For the three months ended June 30, 2006 and 2005, 84.7% and 88.0% respectively, of net service revenue was derived from Medicare. For the current quarter, home-based services accounted for 73.9% of revenue, and facility-based services was 26.1 % of revenue, compared with 68.8% and 31.2% respectively, for the comparable quarter last year.
Net income in the second quarter of 2006 reached $4.4 million, or $0.27 per diluted share. For the quarter ended June 30, 2005, the Company reported a loss a $0.6 million, or $0.04 per diluted share.
Home-Based Services
Net service revenue for the three months ended June 30, 2006 was $36.6 million, an increase of 47.6%, from $24.8 million for the three months ended June 30, 2005. Organic growth in this service sector was approximately $7.1 million, or 30.3% of the total growth during the period. Total admissions were 5,852 during the period, versus 4,006 for the same period in 2005, a 46.1 % increase. Organic admissions were 13.8% of the total growth. The Company also monitors patient census as a key performance indicator within its home based services. LHC Group’s average home based patient census for the three months ended June 30, 2006 was 9,807 patients, an increase of 30.5% as compared to 7,517 patients for the three months ended June 30, 2005. Organic home-based patient census was 12.9% of the total growth.
Facility-Based Services
Net service revenue for the three months ended June 30, 2006 was $13.0 million, an increase of $1.8 million, or 16.1%, from $11.2 million for the three months ended June 30, 2005. Organic growth in this service sector was approximately $1.6 million, or 14.3% of the total growth during the period. The increase in net service revenue resulted in part due to an increase in patient days of 5.6% to 11,110 in the three months ended June 30, 2006 from 10,519 in the three months ended June 30, 2005. Outpatient visits decreased to 5,157 at June 30, 2006, a 55.7% decrease as compared to 11,639 for the three months ended June 30, 2005 due to the sale of one of our clinics.
DSO
Days sales outstanding, or DSO’s as of June 30, 2006 was 77 days compared with 94 days at the same time in 2005. DSO’s, when adjusted for acquisitions and unbilled accounts receivables, are 69 days. The adjustment takes into account unbilled receivables that the Company is delayed in billing at this time due to the lag time in receiving the change of ownership after acquiring companies. There were no such adjustments for the comparable period in 2005.

Six Month Financial Results
Net service revenue for the six months ended June 30, 2006, was $95.0 million, an increase of 33.1%, from $71.4 million in 2005. For the six months ended June 30, 2006 and 2005, 84.8% and 86.3% respectively, of net service revenue was derived from Medicare. For the current six months, home-based services accounted for 72.8% of revenue, and facility-based services was 27.2 % of revenue, compared with 69.4% and 30.6% respectively, for the comparable six months last year.
Net income in the six months of 2006 reached $9.4 million, or $0.57 per diluted share. For the six months ended June 30, 2005, the Company reported net income of $2.7 million, or $0.21 per diluted share.
Home-Based Services
Net service revenue for the six months ended June 30, 2006 was $69.3 million, an increase of 39.7%, from $49.6 million for the six months ended June 30, 2005. Organic growth in this service sector was approximately $13.5 million, or 28.5% of the total growth during the period. Total admissions were 11,422 during the period, versus 8,157 for the same period in 2005, a 40.0 % increase. Organic admissions were 14.6% of the total growth. LHC Group’s average home based patient census for the six months ended June 30, 2006 was 9,535 patients, an increase of 29.7% as compared to 7,349 patients for the six months ended June 30, 2005. Organic home-based patient census was 12.1% of the total growth.
Facility-Based Services
Net service revenue for the six months ended June 30, 2006 was $25.7 million, an increase of $3.8 million, or 17.4%, from $21.9 million for the six months ended June 30, 2005. Organic growth in this service sector was approximately $3.6 million, or 16.4% of the total growth during the period. The increase in net service revenue resulted in part due to an increase in patient days of 9.2% to 22,809 in the six months ended June 30, 2006 from 20,895 in the six months ended June 30, 2005. Outpatient visits decreased to 13,932 at June 30, 2006, a 39.8% decrease as compared to 23,124 for the six months ended June 30, 2005 due to the sale of one of our clinics.
Eventful, Successful Second Quarter
Keith G. Myers, President and Chief Executive Officer of LHC Group, said, “LHC Group had an eventful and successful second quarter in 2006, a continuing tribute to the dedication of our people. During the second quarter of 2006, we enhanced our market position with the acquisition of a 100% interest in the home health and hospice operations in Forrest City, Arkansas, from the Baptist Memorial Home Care of Memphis, Tennessee, and with the purchase of a 67% interest in Athens Limestone Home Health from Athens Limestone Hospital in Athens, Alabama. Both of these acquisitions are in Certificate of Need (CON) states.
Barry Stewart, our new CFO, joined us, successfully transitioning into his position, during a particularly active period. In addition, we added Ambassador Nancy Goodman Brinker to our board of directors. We are proud to have her join the board with her extensive experience in healthcare services, experience on other corporate boards, and a track record as a successful entrepreneur, who understands the challenges of building a business. Nancy will be a great asset to us as we continue growing our company.”
Myers also stated, “Before the quarter ended, we announced our intention to purchase the Kentucky-based assets of Lifeline Home Health Care, a privately-held company based in Somerset, Kentucky, which is also a CON State. Last week, we completed that transaction, which represents LHC Group’s largest acquisition to date and involves an approximate total patient census of 2,400 as well as approximately 350 Lifeline employees. As a result of the acquisition, LHC Group now has 17 locations in 29 Kentucky counties with a population of over 750,000 people. We have already begun the process of integrating Lifeline’s operations into our existing business, and I personally welcome Lifeline’s patients and employees into the LHC Group family.”
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Myers concluded, “Finally, during the second quarter, we announced a follow-on public offering of LHC Group stock, which was completed on July 14, 2006. The approximately $21million in net proceeds that we raised will be used to fund contemplated and possible future acquisitions in addition to general corporate purposes. We continue to rely on prudent and timely purchases of existing home health agencies as a major engine of our growth.”
The company will host a conference call Tuesday, August 8th at 10:00 a.m. EDT, which will be simultaneously broadcast live over the internet. Keith Myers, President and CEO; Barry Stewart, Sr. Vice President and CFO; and John Indest, Executive Vice President and COO will host the call. To access the webcast, please log on to: www.lhcgroup.com under the investor relations section.
A telephone replay will be available for one week by dialing (888) 286-8010 from the US, or (617) 801-6888 for international callers, and entering the pass code # 45607209. A replay of the webcast will also be archived on LHC Group’s website.
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission.

FINANCIAL TABLES TO FOLLOW

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(unaudited)
	(in thousands, except share
	data)
Cash	$19,109	$17,398
Total assets	117,764	104,618
Total debt	4,131	5,427
Total stockholders’ equity	88,293	78,444
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LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)
	(in thousands, except share and per share data)
Net service revenue	$49,557	$36,024	$94,961	$71,425
Cost of service revenue	25,014	18,711	48,999	36,282

Gross margin	24,543	17,313	45,962	35,143
General and administrative expenses	16,805	10,547	31,678	20,415
Equity-based compensation expense(1)	—	3,352	—	3,856

Operating income	7,738	3,414	14,284	10,872
Interest expense	60	426	146	758
Non-operating income, including gain or loss on sales of assets	(116)	(22)	(280)	(565)

Income from continuing operations before income taxes and minority interest and cooperative endeavor allocations	7,794	3,010	14,418	10,679
Income tax expense	2,451	364	4,205	2,744
Minority interest and cooperative endeavor allocations	1,070	1,192	2,099	2,632

Income from continuing operations	4,273	1,454	8,114	5,303
Loss from discontinued operations (net of income taxes of $37 and $347 in the three months ended June 30, 2006 and 2005, respectively) and $219 and $691 in the six months ended June 30, 2006 and 2005, respectively)	(60)	(567)	(360)	(1,129)
Gain on sale of discontinued operations (net of income taxes of $27and $390 for the three and six months ended June 30, 2006	43	—	637	—

Net income	4,256	887	8,391	4,174
Redeemable minority interests	172	1,487	1,015	1,487

Net income (loss) available to common stockholders	$4,428	$(600)	$9,406	$2,687

Earnings per share — basic:
Income from continuing operations	$0.26	$0.11	$0.49	$0.42
Loss from discontinued operations, net	—	(0.04)	(0.02)	(0.09)
Gain on sale of discontinued operations, net	—	—	0.04	—

Net income	0.26	0.07	0.51	0.33
Redeemable minority interests	0.01	(0.11)	0.06	(0.12)

Net income (loss) available to common shareholders	$0.27	$(0.04)	$0.57	$0.21

Earnings per share — diluted:
Income from continuing operations	$0.26	$0.11	$0.49	$0.42
Loss from discontinued operations, net	—	(0.04)	(0.02)	(0.09)
Gain on sale of discontinued operations, net	—	—	0.04	—

Net income	0.26	0.07	0.51	0.33
Redeemable minority interests	0.01	(0.11)	0.06	(0.12)

Net income (loss) available to common shareholders	$0.27	$(0.04)	$0.57	$0.21

Weighted average shares outstanding:
Basic	16,561,398	13,174,690	16,559,623	12,632,932
Diluted	16,576,068	13,277,039	16,569,727	12,741,401

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

	Three Months Ended June 30, 2006
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$36,602	$12,955	$49,557
Cost of service revenue	17,435	7,579	25,014
General and administrative expenses	12,806	3,999	16,805
Equity-based compensation expense	—	—	—
Operating income	6,361	1,377	7,738

	Three Months Ended June 30, 2005
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$24,776	$11,248	$36,024
Cost of service revenue	11,766	6,945	18,711
General and administrative expenses	8,057	2,490	10,547
Equity-based compensation expense	2,346	1,006	3,352
Operating income	2,607	807	3,414

	Six Months Ended June 30, 2006
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$69,254	$25,707	$94,961
Cost of service revenue	33,780	15,219	48,999
General and administrative expenses	24,145	7,533	31,678
Equity-based compensation expense	—	—	—
Operating income	11,329	2,955	14,284

	Six Months Ended June 30, 2005
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$49,550	$21,875	$71,425
Cost of service revenue	23,267	13,015	36,282
General and administrative expenses	15,135	5,280	20,415
Equity-based compensation expense	2,699	1,157	3,856
Operating income	8,449	2,423	10,872